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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:        June 28, 2002 |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   COOLEY             THOMAS               E.
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   (Last)            (First)            (Middle)

   5215 Spanish Oak
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                     (Street)

   Houston               Texas          77066
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   (City)               (State)         (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

   SYNERGY TECHNOLOGIES CORPORATION ("OILS")

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3. I.R.S. Identification Number of Reporting Person, If an entity (Voluntary)

   SSN # ###-##-####

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4. Statement for Month/Year

   January 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all Applicable)

   [X] Director                             [ ] 10% Owner
   [X] Officer (Give Title Below)           [ ] Other (Specify Below)

   Chief Executive Officer
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7. Individual or Joint/Group Reporting (Check Applicable Line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock            01/09/02       S               2,500       D       $0.80         845,159            D
Common Stock            01/10/02       S               2,000       D       $0.78         843,159            D
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

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
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G. PUTS CALLS WARRANTS OPTIONS CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Securities
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Benefi-
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      cially     Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    owned at   Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      End of     Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       Month      Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)  (Instr. 4) (Instr. 4)
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
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

Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*     If the form is filed by more than one reporting person, see
      Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

/s/ Thomas E. Cooley                                February 28, 2002
--------------------                                -----------------
THOMAS E. COOLEY                                    Date
**Signature of Reporting Person